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                                                   December 16, 1996

Mr. Mark Himelstein
12256 Candy Court
Saratoga, CA 95070


Dear Mark:

I am pleased to offer you a position with ENlighten Software Solutions, Incorporated as a Vice President of Engineering (pending Board Approval), commencing on December 23, 1996. Your compensation is outlined in Attachment A to this letter, which will be paid in accordance with the Company's normal payroll procedures. As an ENlighten Software Solutions employee, you will also receive, in accordance with each applicable plan document, certain employee benefits including: incentive stock options (25,000 options to be issued prior to December 31, 1996 and 25,000 options to be issued at the board meeting following your start date, in no case later than January 31, 1997, and additional options may be granted annually), participation in the employee stock purchase plan, medical insurance, dental insurance, 401(k) plan, an accrued 20 days paid personal time off during each year of employment (to be used as vacation, sick leave, etc.), plus paid public holidays recognized by the Company. The price of the incentive stock options will be set at the dates of grant following your start date as indicated above. The options granted to you in this letter will have an extended period for exercise post-termination from the standard thirty (30) days to one (1) year. As a Vice President, you will be covered under the Company's existing Directors and Officers liability insurance.

You should be aware that your employment with ENlighten Software Solutions is for no specific period. As a result, you are free to resign at any time, for any reason or no reason. Similarly, the Company is free to conclude its relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to ENlighten Software Solutions documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us with three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a condition of employment you may be required to work outside of the office at client sites from time to time. Additionally, you may be required to pass security clearance procedures, although this is not a condition of employment.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and ENlighten Software Solutions agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in San Mateo, California, HOWEVER, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of ENlighten Software Solutions' trade secrets or proprietary information.

(a) You agree that, while you are an ENlighten Software Solutions Employee, you will not, directly or indirectly, work for, advise, consult, render services to or invest directly or indirectly in any individual or entity (in any capacity) which directly or indirectly engages in any business in which ENlighten Software Solutions is engaged at the time of such work, advice, consultation, rendering of services or investment.



None of the forgoing shall restrict any direct or indirect investments in any publicly traded company, provided such investment does not exceed 5% of the company's total voting shares.

 (b) You further agree that for a period of two (2) years after termination of your employment with ENlighten Software Solutions, you will not, directly or indirectly, hire, or in any other manner persuade an employee, dealer or customer, of the Company to discontinue that person's relationship with or to ENlighten Software Solutions as an employee, dealer or customer, as the case may be.


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ENlighten Software Solutions, Inc.
Page 2

(c) We both agree that: (i) the services to be rendered by you are special, unique and of an extraordinary character; (ii) because of the nature of the business of ENlighten Software Solutions, and the types of information which you will obtain with respect to the business of ENlighten Software Solutions, it would be impractical or extremely difficult to determine actual damages in the event of a breach of your promises in this letter; and (iii) resulting damages would not adequately compensate ENlighten Software Solutions.

Accordingly, if you commit such a breach or threaten to commit such a breach the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without the posting of bond or other security, since any such breach or threatened breach would cause irreparable injury to ENlighten Software Solutions.

(d) The above-mentioned right is in addition to, and not in lieu of, any other rights and remedies available to ENlighten Software Solutions under law or in equity.

(e) This covenant shall be construed as a series of separate covenants, one for each of the fifty-eight (58) counties in California, for each state in the United States, and for each nation outside the United States.

To indicate your acceptance of ENlighten Software Solutions' offer, please sign and date both letters in the space provided below and return them to me. This letter, between you and ENlighten Software Solutions, sets forth the terms of your employment with ENlighten Software Solutions and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by ENlighten Software Solutions and by you. This offer will remain valid until December 20, 1996.

We look forward to working with you at ENlighten Software Solutions. Welcome Aboard!

AGREED TO AND ACCEPTED                      AGREED TO AND ACCEPTED


_______________________________             _______________________________
Michael A. Morgan                           Mark I. Himelstein

Dated:________/________/_______             Dated:________/________/_______


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ENlighten Software Solutions, Inc.
Page 3

ATTACHMENT A

                           VICE PRESIDENT ENGINEERING
                              COMPENSATION PROGRAM

This document defines the compensation program for the position of Vice President Engineering at ENlighten Software Solutions, Inc. (the "Company"). The total targeted compensation is made up of your base salary and deferred compensation/bonus. The total targeted compensation is $156,000, excluding any stock options.

COMPENSATION

         1. Base Salary: Your base salary is $140,000 per year, this will be paid through the regular semi-monthly company payroll at $5,833.33 per pay period.

         2. Deferred Compensation/Bonus: For the year ending December 31, 1997, your deferred compensation/bonus program will be as follows:

                  (a) Quarterly bonuses of $4,000 based upon accomplishment of management objectives and payable 30 days after the end of the quarter;

                  (b) 2,500 options per quarter, granted at the Board meeting following your employment, based upon accomplishments of management objectives;

                  (c) Additional bonuses may be earned for extraordinary performance at the discretion of the Compensation Committee of the Board of Directors.

                  Due to plan restrictions, some or all of the options granted in 2(b) above will be issued outside the Company's 1992 Employee Stock Option Plan. Any options issued outside the plan will unregistered securities. The Company will register any such options with any other security registration the Company may do following the grant of unregistered options. In the event of your termination, the Company will register any unregistered options held by you within twelve months of your termination date.

TERMINATION PROVISIONS

         3. Benefits Upon Voluntary Termination: In the event that you voluntarily resign from your employment with the Company (unless such resignation is for Good Reason), or in the event that your employment terminates as a result of your death or disability, you shall be entitled to no compensation or benefits from the Company other than those earned under paragraphs 1 and 2 above through the date of your termination.

         4. Benefits Upon Other Termination: You agree that your employment may be terminated by the Company at any time, with or without cause. In the event of the termination of your employment by the Company for the reasons set forth below, you shall be entitled to the following:

                  (a) Termination for Cause: If you employment is terminated by the Company for cause as defined below, you shall be entitled to no compensation or benefits from the Company other than those earned under paragraphs 1 and 2 through the date of your termination.

                           For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons:


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ENlighten Software Solutions, Inc.
Page 4

                           (i) theft, dishonesty, or falsification of any employment or Company records;

                           (ii) violation of Confidentiality and Inventions Agreement;

                           (iii) any intentional act by you which causes loss, damage, or injury to the Company's property, reputation, employees, or business;

                  (b) Termination of Other Than Cause: If your employment is terminated by the Company for any reason other than cause, you shall be entitled to the following separation benefits:

                           (i) a termination severance package equal to three (3) months of your then current base salary, or $35,000 whichever is greater. Such severance package shall be payable in three (3) equal installments, each due respectively within thirty (30), sixty (60), and ninety (90) days of your termination of employment with the Company.

                  (a) Termination for Good Reason: If your employment is terminated by you for good reason you shall be entitled to the separation benefits outlined in paragraph 4(b).

                           For purposes of this Agreement, a termination "for good reason" occurs if you terminate your employment as a result of the Company, without your consent:

                           (i) reducing your salary or benefits, title, or authority;

                           (ii) relocating your place of performance of services outside a sixty (60) mile radius of San Mateo; or

                           (iii) directing you to violate a reasonable and normal code of business ethics so as to cause loss, damage, or injury to your property or reputation, or the property or reputation of clients or customers of the Company.

         1. Exclusive Remedy: Subject to paragraph 4 above, you shall be entitled to no further compensation for any damage or injury arising out of the termination of your employment by the Company.

         2. Successors and Assigns: This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed by you under this Agreement, you shall not have the right to assign or transfer any of your rights, obligations, or benefits under this Agreement.